As filed with the Securities and Exchange Commission on June 29, 1998
                                                 Registration No. 333-_______

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                              -------------------------
                                       FORM S-3
                                REGISTRATION STATEMENT
                                      UNDER THE
                                SECURITIES ACT OF 1933

                              -------------------------
                                    SERACARE, INC.
                (Exact name of Registrant as specified in its Charter)

            DELAWARE                                                         95-4343492
(State or other jurisdiction of   1925 CENTURY PARK EAST, SUITE 1970      (I.R.S. Employer
 incorporation or organization)      LOS ANGELES, CALIFORNIA 90067     Identification Number)
                                            (310) 772-7777

    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                            ---------------------------
                                  Mr. Barry Plost
                              Chief Executive Officer
                                   SERACARE, INC.
                         1925 CENTURY PARK EAST, SUITE 1970
                           LOS ANGELES, CALIFORNIA 90067
                                   (310) 772-7777
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ---------------------------
                            Copies of Communications to:
                               Thomas J. Leary, Esq.
                               O'Melveny & Myers LLP
                        610 Newport Center Drive, Suite 1700
                          Newport Beach, California  92660
                                   (949) 760-9600

                            ---------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, subject to market conditions and certain contractual restrictions on transfer.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                          CALCULATION  OF  REGISTRATION  FEE

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                             Number of Securities     Proposed Maximum        Proposed Maximum
           Title of Each Class of             of Each Class to Be    Offering Price Per      Aggregate Offering       Amount of
         Securities To Be Registered            Registered (1)          Security (2)             Price (2)        Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 value par per share    10,383,502              $6.8125(3)                $70,737,607        $20,867.59
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

1) Includes a number of shares of Common Stock initially issuable upon exercise of certain warrants and options held by the Selling Securityholders and, pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate number of shares of Common Stock as may be issued from time to time upon exercise of such warrants or options by reason of adjustment of the number of shares of Common Stock to be issued upon such exercises under certain circumstances.
(2)  Estimated solely for the purpose of calculating the registration fee.
(3) Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the American Stock Exchange on June 23, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                       SUBJECT TO COMPLETION, DATED JUNE 29, 1998

PROSPECTUS

                                   SERACARE, INC.
                                10,383,502 SHARES OF
                                    COMMON STOCK
                   ----------------------------------------------

     This Prospectus relates to the sale by certain securityholders of Seracare, Inc. (the "Company" or "Seracare") named herein (the "Selling Securityholders") of up to an aggregate of 10,383,502 shares (subject to adjustment in certain circumstances) of common stock, $0.001 par value per share (the "Common Stock"), of the Company. 4,476,781 shares of the Common Stock offered by this Prospectus were issued by the Company to certain of the Selling Securityholders in various private placements completed by the Company between February 1996 and February 1998 which were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The remaining 5,906,721 shares (subject to adjustment in certain circumstances) of Common Stock offered by this Prospectus are issuable upon the exercise of warrants, options and other convertible securities issued to certain of the Selling Securityholders in one or more private placements completed by the Company during the same period. See "Selling Securityholders."

     The shares of Common Stock offered by this Prospectus may be sold from time to time by the Selling Securityholders in one or more transactions on the American Stock Exchange, in negotiated transactions or a combination of such methods of sale, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices including (a) through ordinary brokerage transactions in which the broker solicits purchases, (b) sales to one or more brokers or dealers as principal, and the resale by such brokers or dealers for their account pursuant to this Prospectus, including resales to other brokers and dealers, (c) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction, or (d) negotiated transactions with purchasers with or without a broker or dealer. See "Plan of Distribution." On June 23, 1998, the last reported sales price of the Common Stock of the Company on the American Stock Exchange was $6.625 per share.

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock being sold by the Selling Securityholders pursuant to this Prospectus (although the Company will receive proceeds from the exercise of certain warrants and options by the Selling Securityholders.) The Company has agreed to bear the expenses incurred in connection with the registration of the shares of Common Stock offered by this Prospectus. The Selling Securityholders will pay or assume brokerage commissions or similar charges incurred in the sale of the shares of Common Stock offered by this Prospectus. The Company has agreed to indemnify certain of the Selling Securityholders against certain liabilities under the federal securities laws.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                    THE DATE OF THIS PROSPECTUS IS JUNE  , 1998.

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the American Stock Exchange; reports, proxy statements, information statements and other information filed by the Company with the American Stock Exchange can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006. The Commission maintains a website that contains reports, proxy statements, information statements and other information filed electronically with the Commission at HTTP:WWW.SEC.GOV.

     The Prospectus does not contain all the information set forth in the Registration Statement (No. 333-_______) on Form S-3 (the "Registration Statement") of which this Prospectus is a part, including exhibits thereto, which has been filed with the Commission in Washington, D.C. Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission or through the Commission's website.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, as noted below, are incorporated by reference into this Prospectus:
(a) Annual Report on Form 10-KSB for the Fiscal Year Ended February 28, 1998; and (b) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 20, 1998.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this Prospectus, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to in "Incorporation of Certain Documents by Reference" which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to the Company's Secretary at SeraCare, Inc., 1925 Century Park East, Suite 1970, Los Angeles, California 90067, telephone number (310) 772-7777.

                                     RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS IN THE COMPANY'S SECURITIES SHOULD GIVE CAREFUL CONSIDERATION TO, AMONG OTHER THINGS, THE RISK FACTORS SET FORTH BELOW.

     Except for historical information contained herein or incorporated by reference, the matters discussed below (including without limitation, statements indicating that the Company "expects", "estimates", "anticipates", or "believes" and all other statements concerning future financial results, product offerings or other events that have not yet occurred) are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements involve known and unknown factors, risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those factors, risks and uncertainties include, but are not limited to:

HISTORY OF OPERATING LOSSES

     In January of 1994 the Company filed for bankruptcy protection under Chapter 11 of the federal Bankruptcy Code, completing its reorganization in February 1996. As of February 28, 1995, the Company had accumulated a retained deficit of $5,759,070. For the fiscal year ended February 28, 1997, the Company incurred an operating loss of $511,108.

     Although the Company has experienced revenue growth in recent periods and earned net income of $453,853 (which included other income of $854,682 from the sale of Salvage Plasma) for the fiscal year ended February 28, 1998, this may not be indicative of future performance, and there can be no assurance that the Company's revenues will continue to increase or that the Company will be profitable in the future.

RISKS AFFECTING IMPLEMENTATION OF GROWTH STRATEGY

     The Company intends to continue its strategy of growth through acquisitions and expansion into new markets. The Company's ability to successfully implement this strategy depends on a number of factors, including access to capital, receipt of applicable governmental approvals to collect and distribute plasma and related products and the Company's ability to integrate acquired businesses into its existing operations. There can be no assurance that the Company will be successful in expanding its operations or entering new markets.

NEED FOR ADDITIONAL CAPITAL

     Implementation of the Company's growth strategy will require additional capital. The Company believes that its current cash balances and funds available under the revolving line of credit established effective April 24, 1998 will be sufficient to satisfy its currently anticipated working capital requirements. Acquisitions and major expansions, however, may require additional financing. Such financings may include debt and equity financings by the Company or additional bank borrowings (subject to contractual restrictions on the Company's ability to issue debt or equity securities which are senior to or PARI PASSU with the Company's 12% Senior Subordinated Debentures due 2005). However, there can be no assurance that the Company will be able to obtain additional capital on acceptable terms.

FLUCTUATIONS IN MARKET DEMAND FOR PLASMA

     The demand for plasma depends in large part on the number and uses of products which require plasma components for their manufacture or production. Most of the plasma which the Company collects and sells to its customers is used in the manufacture of therapeutic products to treat certain diseases. Several companies are attempting to develop and market products to treat these diseases based upon technology which would lessen or eliminate the need for human blood plasma. Such products, if successfully developed and marketed, could adversely affect the demand for plasma.

DEPENDENCE ON SMALL NUMBER OF CUSTOMERS

     For the fiscal year ended February 28, 1998, 87% of the Company's net sales from the plasma collection operations were to three pharmaceutical and diagnostic product manufacturers. As of May 31, 1998, approximately 50% of the Company's sales were contracted with one customer, Grupo Grifols, S.A., of Spain. Loss of this or any major customer or a material reduction in a major customer's purchases of plasma could have a significant adverse effect upon the Company and its operations.

TERMS OF SALE

     The Company generally sells its plasma under contracts ranging from one to three years which allow for annual pricing renegotiations. Pricing for product deliveries is generally mutually agreed upon prior to the beginning of the contract year and fixed for that year. Accordingly, the Company's operating results may be adversely affected by any unforeseen increases in the cost of collecting and selling plasma during the contract year.

COMPETITION

     The Company competes for donors with pharmaceutical companies which may collect plasma for their own use, other commercial plasma collection companies and non-profit organizations such as the American Red Cross and community blood banks which solicit the donation of whole blood. A number of these competitors have access to greater financial, marketing and other resources than the Company. If the Company is unable to maintain and expand its donor base, its business and future prospects will be adversely affected.

GOVERNMENT REGULATION

     The plasma collection and derivative products industry is heavily regulated in the United States by federal, state and local regulations. Although the Food and Drug Administration (the "FDA") administers the particulars of the Code of Federal Regulations across the country, various state and local regulations also apply and can be, in some cases, more restrictive.

     In recent years the FDA has increased its focus on plasma centers and blood banks and has through legal action closed a number of blood banks and plasma centers in the U.S. The Company's management has closely monitored compliance with applicable governmental regulations as well as with overall quality assurance standards, and will continue to do so in the future. If the Company is unable to comply with the FDA standards, the Company would be subject to fines, penalties and even closure.

     As of May 31, 1998, the Company had obtained QPP Certification (a certification by the American Blood Resources Association which has become the worldwide standard for plasma involving both procedural and donor qualification standards) for 13 of its current centers and QPP certification is pending for four centers. If the Company is unable to obtain or maintain QPP certification or experiences delays in obtaining QPP certification, its ability to find customers for its plasma would be adversely affected.
Industry implementation of the QPP certification program has resulted in a decrease in qualified donors due to the higher standards required for QPP Certification. If the Company is unable to locate an adequate pool of donors, its operations could be adversely affected.

     The American Blood Resources Organization ("ABRA") established a voluntary standard effective July 1, 1997 relating to the acceptance of new donors. All first-time donor plasma is precluded from further manufacturing into therapeutic products until a negative set of test results is obtained on the second donation from the same donor within six months. This is intended to further minimize the possibility of infected plasma interrupting the therapeutic products manufacturing process cycle. Although the Company does not believe that this new standard will have a significant impact on the volume of plasma shipped to its customers, there can be no assurances as to the long-term impact or that other measures may be imposed upon the Company in the future which may have an adverse effect on operations.

     While the Company believes that it is in compliance in all material respects with applicable laws, rules and regulations, there can be no assurance that it will be able to continue to comply with all such laws, rules and regulations or that more restrictive laws, rules and regulations or enforcement policies will not be adopted in the future which could make compliance more difficult or expensive or otherwise adversely affect the Company's business or prospects. There also can be no assurance that new plasma collection centers will receive certification from the FDA.

GOVERNMENTAL REFORMS AND NO ASSURANCE OF ADEQUATE REIMBURSEMENT

     Healthcare reform is a priority of many elected and appointed officials. Some reform measures, if adopted, could adversely affect the pricing of therapeutic products which are made from plasma or the amount of reimbursement available for such from government agencies, third party payers and other organizations. Other aspects of the pharmaceutical business which may benefit the Company, such as the availability of orphan drug status, also could be adversely affected.

YEAR 2000

     Many computer systems experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. The Company believes that it has adequately addressed the risks associated with year 2000 compliance with respect to its accounting and financial reporting systems. In many instances, the Company has been informed by its software vendors that the software that the Company is using is year 2000 compliant. In other instances, the Company will address the issue as it deems necessary, which it expects to handle through software upgrades. The Company anticipates that the cost associated with becoming year 2000 compliant will not be significant. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of any required changes, and the Company's inability to implement such changes expeditiously could have an adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend on its ability to attract, retain and motivate the qualified personnel that will be essential to the Company's current plans and future development. The competition for such personnel is substantial, and there can be no assurance that the Company will be successful in retaining its key employees or in attracting and retaining the required additional personnel.

     In particular, the Company's success will depend to a significant extent upon the continued services of Barry Plost, the Company's Chairman and Chief Executive Officer, Mr. Michael Crowley, President of the

Western States Plasma Division, and Mr. William Cone, President of the Company's Consolidated Technologies Division. The Company maintains key person life insurance coverage with respect to each of these executives.

SIGNIFICANT INFLUENCE OF PRINCIPAL SHAREHOLDER

     The Company's principal shareholder, Barry Plost, beneficially owns approximately 20.8% of the Common Stock of the Company and, therefore, will have the power to influence significantly the management and policies of the Company.


OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE PREFERRED STOCK

     As of the date of this Prospectus, the Company has outstanding (i) warrants to purchase an aggregate of 2,556,858 shares of Common Stock, (ii) options to purchase an aggregate of 2,622,805 shares of Common Stock, and (iii) 15,000 shares of Series B Convertible Preferred Stock, convertible into 300,000 shares of Common Stock (in each case, subject to anti-dilution adjustments). In addition, the Company has reserved for issuance 500,000 shares of Common Stock upon exercise of options to be granted under the Company's 1997 Informal Stock Compensation Plan. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided in such warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of significant blocks of Common Stock in the public market by existing shareholders could adversely affect the market price of the Common Stock and may make it more difficult for the Company to sell its Common Stock in the future at times and for prices that it deems appropriate. As of May 31, 1998, 7,335,539 shares of Common Stock were issued and outstanding, and an additional 5,479,663 shares were issuable upon the exercise or conversion of certain warrants, options and other convertible securities issued by the Company. Several of the Selling Securityholders named in this Prospectus are parties to registration rights agreements with the Company under which they could require the Company to register and sell their shares in an underwritten public offering. See "Selling Securityholders."

VOLATILITY OF STOCK PRICE

     There has been a history of volatility in the market price of the Company's Common Stock, and it is likely that the market price of the Company's Common Stock will continue to be subject to potentially significant fluctuations. The Company believes that future announcements concerning the Company, its competitors, governmental regulations, litigation or unexpected losses, or the failure to meet or exceed analysts projections of financial performance, may cause the market price of the Common Stock to fluctuate substantially in the future. Sales of substantial amounts of the Company's outstanding Common Stock in the public market could also materially adversely affect the market price of the Common Stock. These fluctuations, as well as general economic, political and market conditions may materially adversely affect the market price of the Common Stock.

LOW TRADING VOLUME; POSSIBLE LACK OF LIQUIDITY IN INVESTMENT

     The trading volume in the Company's Common Stock has historically been relatively low. The average daily trading volume on the American Stock Exchange between March 25, 1998 (the date on which the shares were first listed for trading on the American Stock Exchange) and June 15, 1998 has been 13,788 shares per day. Accordingly, investments in the Common Stock may be relatively illiquid, and investors in the Common

Stock must be prepared to bear the economic risks of such investment for an indefinite period of time.

CONTINUATION OF AMERICAN STOCK EXCHANGE LISTING

     Because of its history of operating losses and its net income for the fiscal year ended February 28, 1998, the Company does not technically meet all of the guidelines of the American Stock Exchange for continued listing of its shares. Although the Company does not or may not meet all of the guidelines, to date, the American Stock Exchange has chosen to allow the Company's shares to remain listed. However, no assurances can be given that the Company's shares will remain listed on the Exchange in the future. If the Company's shares are delisted from the Exchange, there may be significantly reduced liquidity and a concomitant decrease in stock price.

DEPENDENCE ON SUBSIDIARIES

     The Company conducts operations through its subsidiaries. Therefore, a principal internal source of cash for the Company and its ability to service its debt depends in part upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation to pay or make funds available to the Company. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries are subject to statutory and contractual restrictions. See "Risk Factors -- Absence of Dividends."

ABSENCE OF DIVIDENDS

     The Company has not paid any cash dividends on its Common Stock since its inception and, by reason of its contemplated financial requirements, does not anticipate paying any cash dividends in the foreseeable future. It is anticipated that earnings, if any, which may be generated from operations will be used to finance the operations of the Company and to repay debt. In addition, the documents governing the Company's existing line of credit and its outstanding 12% Senior Subordinated Debentures prohibit the payment of dividends and other restricted payments by the Company and its subsidiaries so long as such obligations are outstanding.

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS.

     The Company is incorporated in the State of Delaware. Certain provisions of Delaware law applicable to the Company, including Section 203 of the Delaware General Corporation Law, could have the effect of delaying, deferring or preventing a change of control of the Company. It is possible that Section 203 of the Delaware General Corporation Law may have the effect of delaying, deferring or preventing a change of control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock.

                                     THE COMPANY

          The Company is an integrated collector, manufacturer and marketer of plasma-based products and diagnostic tests. Through its wholly owned subsidiaries, the Company collects and sells source and hyperimmune plasma to manufacturers of pharmaceutical and diagnostic products. The Company also manufactures biomedical materials and products and provides services to the in-vitro diagnostic industry. For a more detailed description of the business of the Company, including audited and unaudited financial information, see the Company's 1998 Form 10-KSB and other documents referred to in "Documents Incorporated by Reference."

          The Company was incorporated under the laws of the State of Delaware in 1991. Its principal business and executive offices are located at 1925 Century Park East, Suite 1970, Los Angeles, California 90967, telephone (310) 772-7777.


                                   USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Securityholders pursuant to this Prospectus. The Company will receive proceeds upon the exercise of warrants and options to purchase shares of Common Stock held by certain of the Selling Securityholders and offered by this Prospectus. The Company intends to use such proceeds, if and when received, for working capital and general corporate purposes.

                               SELLING SECURITYHOLDERS

     The shares of Common Stock offered pursuant to this Prospectus have been or will be issued to the Selling Securityholders (or their assignees) directly by the Company as follows:

          SERIES A FINANCING. In connection with two private placements consummated as of June 1 and October 1, 1996, respectively, the Company sold 376 units (the "Units"), each consisting of 5,000 shares of Common Stock and 2,500 warrants (the "Series A Warrants") to purchase one share of Common Stock. The offering of the Units (the "Series A Financing") was consummated in reliance upon the exemption contained in Section 4(2) of the Securities Act and in compliance with Rules 501-503 and 506 of Regulation D promulgated under the Securities Act.

          Each Series A Warrant entitles the holder thereof to purchase one share of Common Stock (subject to certain anti-dilution adjustments) initially at a price (the "Exercise Price") of $2.75 per share. Pursuant to the terms of the Series A Warrants, the Exercise price will have been reduced to $1.50 as a consequence of the date on which the underlying shares of Common Stock will be registered with the Commission pursuant to the Securities Act.

          The Series A Warrants are exercisable at any time prior to the date which is three years from the date of this Prospectus (subject to extension under certain circumstances). The Company may, upon 30 days' advance notice, redeem the outstanding Series A Warrants at a price of $.01 per Series A Warrant at any time that the closing price per share of the Common Stock for a period of 20 consecutive trading days exceeds $2.00 (133% of the current Exercise Price).

          On October 10, 1997, the Company permitted each holder of Series A Warrants, at the option of such holder, to do a "cashless" exercise of their Series A Warrants (the "Series A Cashless Exercise"), pursuant to which the holder would receive one share of Common Stock for every two Series A Warrants. At the time of the Series A Cashless Exercise, the Company's Board of Directors determined in good faith that value of the Common Stock was equal to $5.50 per share. Holders of 615,000 Series A Warrants elected to exercise such warrants in the Series A Cashless Exercise.

          The shares of Common Stock included in the Units, the shares issuable upon exercise of the outstanding Series A Warrants and the shares issued in the Series A Cashless Exercise are being registered under the Securities Act pursuant to the terms of a registration rights agreement (the "Series A Registration Rights Agreement") entered into between the Company and the purchasers in the Series A Financing. Of the shares of Common Stock offered pursuant to this Prospectus, 1,880,000 shares were issued and included in the Units, 325,000 shares are issuable upon the exercise of outstanding Series A Warrants, and 307,500 shares were issued in the Series A Cashless Exercise. Pursuant to the terms of the Series A Registration Rights Agreement, the Company has agreed to indemnify Selling Securityholders who sell, pursuant to this Prospectus, shares issued or to be issued in connection with the Series A Financing against certain liabilities, including liabilities under the federal securities laws.

          In connection with the Series A Financing, the Company also issued to certain finders warrants to purchase an aggregate of 34,500 shares of Common Stock (the "Series A Dealer Warrants") pursuant to a placement agent agreement. The Dealer Warrants were subsequently exchanged by the holders thereof for 69,000 shares of the Company's Common Stock as part of the Series A Cashless Exercise.

          OCTOBER AND DECEMBER 1997 EQUITY PRIVATE PLACEMENTS. On October 31, 1997, the Company issued an aggregate of 320,000 shares of Common Stock at a price of $3.125 per share to three accredited investors (the "October 1997 Private Placement"). On December 22, 1997, the Company issued an aggregate of 150,000 shares of Common Stock at a price of $5.00 per share to four accredited investors (the "December 1997 Private Placement"). The October 1997 Private Placement and the December 1997 Private Placement were each exempt from registration under Section 4(2) of the Securities Act. The shares issued in these two private placements are being registered under the Securities Act pursuant to piggy-back registration rights which were granted to the investors.

          SERIES B PREFERRED FINANCING. On December 18, 1997, the Company issued and sold 15,000 shares of its Series B Convertible Preferred Stock, $.001 par value per share (the "Series B Preferred Stock"), to BT Holdings (New York), Inc. ("BT Holdings") in a private placement which was exempt from registration pursuant to Section 4(2) of the Securities Act. The Series B Preferred Stock has a $100 per preferred share liquidation preference.

          The shares of Series B Preferred Stock are convertible at anytime into 300,000 shares of Common Stock (subject to certain anti-dilution adjustments), except that BT Holdings may not convert any share of Series B Preferred Stock into Common Stock if, after such conversion, BT Holdings and its affiliates (within the meaning of the Exchange Act) shall beneficially own more than 4.99% of the outstanding Common Stock of the Company. The investors received piggy-back registration rights and after September 30, 1998 may exercise demand registration rights.
     Such shares are also subject to certain restrictions on transfer including a lock-up provision for 14 days preceding and 90 days after the effective date of a registration statement covering any underwritten public offering of the Company's securities.

          The 300,000 shares of Common Stock issuable upon conversion of the Series B Preferred Stock are included in this Prospectus and are being registered under the Securities Act pursuant to the registration rights granted to BT Holdings in the Preferred Stock Purchase Agreement dated December 18, 1997 (the "Series B Purchase Agreement"). Under the terms of the Series B Purchase Agreement, the Company has agreed to indemnify BT Holdings against certain liabilities in connection with any sale of Common Stock pursuant to this Prospectus, including liabilities under the federal securities laws.

          1998 BRIDGE FINANCING. On January 12, 1998, the Company borrowed an aggregate principal amount of $1,157,500 from 14 individual investors (the "Bridge Investors"), including certain of the Company's officers and directors. The Company executed and delivered to each of the Bridge Investors a promissory note, certain of which the Company repaid out of the proceeds from the sale of the Company's 12% Senior Subordinated Debentures and certain of which were repaid from the Company's revolving line of credit.

          As part of the 1998 Bridge Financing, the Company also issued to the Bridge Investors (and to certain persons acting as "finders" in connection with such financing) warrants (the "Bridge Warrants") to purchase an aggregate of 1,192,500 shares of Common Stock at prices ranging from $3.50 to $4.00 per share. On February 10, 1998, the Company permitted each Bridge Investor holding a $3.50 Bridge Warrant and the finders, at the option of such investor or finder, to do a "cashless" exercise of their Bridge Warrants, pursuant to which the Bridge Investor would receive one share of Common Stock for every two Bridge Warrants. At the time of this cashless exercise, the Company's Board of Directors determined in good faith that the value of the Common Stock was equal to $7.00 per share. Bridge Investors and finders holding an aggregate of 942,000 Bridge Warrants elected to exercise such warrants in this cashless exercise.

          Of the shares of Common Stock offered pursuant to this Prospectus, 285,000 shares are issuable upon the exercise of outstanding Bridge Warrants.

          1998 SENIOR SUBORDINATED DEBENTURES AND INVESTOR WARRANTS. On February 13, 1998, the Company issued $16,000,000 aggregate amount of its 12% Senior Subordinated Debentures due 2005 (the "1998 Senior Subordinated Debentures") to four accredited investors (the "Investors"). Concurrent with the issuance of the 1998 Senior Subordinated Debentures, the Company also issued to the Investors warrants (the "1998 Investor Warrants) to purchase an aggregate of 2,100,572 shares of Common Stock

     (subject to certain anti-dilution adjustments and subject to increase or decrease depending on the Company's earnings performance during the 1999 and 2000 fiscal years). The 1998 Senior Subordinated Debentures and the 1998 Investor Warrants were issued pursuant to a Securities Purchase Agreement dated February 13, 1998 (the "Securities Purchase Agreement") in a private placement transaction exempt from registration pursuant to
     Section 4(2) under the Securities Act.

          The 1998 Investor Warrants are exercisable at anytime at a price of $.01 per share and may be exercised on a "cashless" basis. The Investors may require the Company to repurchase the Investor Warrants following a "change in control" of the Company (as defined in the Securities Purchase Agreement) at a price equal to the then fair market value of the underlying shares of Common Stock LESS the exercise price. The Company has the option to redeem the 1998 Investor Warrants at a redemption price of $1.00 per 1998 Investor Warrant following certain public offerings of the Company's securities and repayment in full of the 1998 Senior Subordinated Debentures.

          The shares of Common Stock issuable upon exercise of the 1998 Investor Warrants are being registered under the Securities Act pursuant to a Registration Rights Agreement dated as of February 13, 1998, among the Company and the Investors. Under the terms of the Registration Rights Agreement, the Company has agreed to indemnify the Investors against certain liabilities in connection with the sale of Common Stock pursuant to this Prospectus, including liabilities under the federal securities laws. The Investors and the Company are also parties to a Securityholders Agreement which, among other things, grants certain rights to the Investors to nominate persons to the Company's Board of Directors.

          EMPLOYEE AND DIRECTOR STOCK OPTIONS. 1,174,597 shares of Common Stock offered by this Prospectus (subject to certain anti-dilution adjustments) are issuable upon the exercise of certain options granted by the Company to directors, officers and employees of the Company between February 1996 and the date of this Prospectus as compensation for services rendered to the Company. Each of such options was granted in a transaction exempt from registration pursuant to Section 4(2) under the Securities Act. The material terms of such options are described in the footnotes to the table below.

     The remaining shares of Common Stock offered by this Prospectus have been issued (or are issuable upon the exercise of certain convertible securities which have been issued) in various transactions exempt from registration pursuant to Section 4(2) of the Securities Act as described in the footnotes to the table below.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by the Selling Securityholders as of April 30, 1998 and the number of shares which may be offered pursuant to this Prospectus for the account of each of the Selling Securityholders or their transferees or distributees from time to time. Except as described in the footnotes to the table, to the best of the Company's knowledge, none of the Selling Securityholders has had any position, office or other material relationship with the Company or any of its affiliates during the past three years.



                                                   Number of Shares Maximum Number of  Number of Shares  Percentage of Outstanding
                                                     Beneficially   Shares Which May  Beneficially Owned Shares Beneficially Owned
                                                    Owned Prior to   be Sold in This    Following This   Following This Offering(2)
Selling Securityholder                                Offering(1)       Offering          Offering(2)
-------------------------------------------------  ---------------- ----------------- ------------------ --------------------------
1994 Ascot Financial Ltd., a Partnership                10,000(3)          10,000(3)           0                     *

AI International Corporate Holdings Ltd.               318,749(4)         318,749(4)           0                     *

The Arel Co.                                            31,250(5)          31,250(5)           0                     *

David J. Anderson                                        6,250(6)           6,250(6)           0                     *

The Samuel & Mary Ann Anderson Trust(7)                191,932(8)         125,432(8)        66,500                   *

Samuel D. Anderson(9)                                 150,000(10)        150,000(10)           0                     *

Samuel D. Anderson, Jr.(11)                             2,909(12)          2,909(12)           0                     *

Darrell Atkin                                          12,500(13)         12,500(13)           0                     *

Marshall M. Becker(14)                                 62,863(15)         62,863(15)           0                     *

Rachel R. Bensimon                                     81,250(16)         81,250(16)           0                     *

Michael Besen(17)                                       6,250(18)          6,250(18)           0                     *

Steven Besen(19)                                        1,250(20)          1,250(20)           0                     *

Brivis Investments, Ltd.                              250,000(21)        250,000(21)           0                     *

Brown Brothers Harriman & Co.(22)                      13,793(23)         13,793(23)           0                     *

BT Holdings (New York), Inc.(24)                      300,000(25)        300,000(25)           0                     *

Jerry L. Burdick(26)                                   92,111(27)         92,111(27)           0                     *

Douglas Campbell                                       17,500(28)         17,500(28)           0                     *

Bernard S. Carrey                                       7,500(29)          7,500(29)           0                     *

Consolidated Technologies, Inc.                       436,364(30)        436,364(30)           0                     *

Crowley Charitable Remainder Unitrust(31)             122,500(32)        122,500(32)           0                     *

Michael and Mary A. Crowley, as Joint Tenants           1,250(33)          1,250(33)           0                     *

Michael F. Crowley, Jr.(34)                             1,250(35)          1,250(35)           0                     *

Lee A. and Marie R. Crowton(36)                         2,500(37)          2,500(37)           0                     *

Marie R. Crowton(38)                                    5,000(39)          5,000(39)           0                     *

Linda DeLuca(40)                                        9,251(41)          6,251(41)         3,000                   *

DLJSC as Custodian for Stanley S. Becker(42)           37,500(43)         37,500(43)           0                     *

DLJSC as Custodian for Samuel E. Benjamin, MD          31,250(44)         31,250(44)           0                     *

Doherty & Co.                                          37,500(45)         37,500(45)           0                     *

Doherty Trust B                                        12,500(46)         12,500(46)           0                     *

Dominion Fund, Ltd.                                   219,930(47)        219,930(47)           0                     *

Fuelship & Company, as nominee of the Trust for
  Defined Benefit Plans of Zeneca Holdings, Inc.(48)  244,927(49)        244,927(49)           0                     *

Brad Gaspard                                          600,000(50)        600,000(50)           0                     *

Steven and Beth Glassman                               25,068(51)         12,500(51)        12,568                   *

                                       12

                                                   Number of Shares Maximum Number of  Number of Shares  Percentage of Outstanding
                                                     Beneficially   Shares Which May  Beneficially Owned Shares Beneficially Owned
                                                    Owned Prior to   be Sold in This    Following This   Following This Offering(2)
Selling Securityholder                                Offering(1)       Offering         Offering(2)
-------------------------------------------------  ---------------- ----------------- ------------------ --------------------------
Ted M. Goldberg                                         3,750(52)          3,750(52)           0                     *

The Gordon Fund, L.P.                                  55,000(53)         55,000(53)           0                     *

James J. Hanosh, Jr.                                   18,750(54)         18,750(54)           0                     *

Hare & Co., as nominee                                398,046(55)        398,046(55)           0                     *

Elliott H. Herskowitz                                   1,250(56)          1,250(56)           0                     *

William Hitchcock                                     209,997(57)         43,750(57)        166,247                 1.3%

Herb Hoelscher                                        106,590(58)         43,750(58)        62,840                   *

Adam J. Holiber                                        25,000(59)         25,000(59)           0                     *

James A. Holland(60)                                   48,750(61)         31,250(61)        17,500                   *

Sue Ann B. Holland(62)                                 50,000(63)         25,000(63)        25,000                   *

Gary R. and Nanette J. Hoxer                            2,500(64)          2,500(64)           0                     *

Ezzat Jallad(65)                                       40,000(66)         15,000(66)        25,000                   *

Ronald Levin                                           45,000(67)         45,000(67)           0                     *

Kenneth R. Levine                                      72,088(68)         72,088(68)           0                     *

Eli Levitin                                            35,000(69)         35,000(69)           0                     *

The Lincoln Fund, L.P.                                340,000(70)        340,000(70)           0                     *

The Lincoln Fund Tax Advantaged, L.P.                  40,000(71)         40,000(71)           0                     *

Guadalupe Lopez & Rosa Lopez                           18,750(72)         18,750(72)           0                     *

Jack Malinow                                           18,750(73)         18,750(73)           0                     *

James and Holly McConnaughy                            18,750(74)         18,750(74)           0                     *

Neil Matlins                                           25,000(75)         25,000(75)           0                     *
Matlins Financial Consulting Inc. Profit Sharing
  Plan                                                 10,000(76)         10,000(76)           0                     *

Nap & Company, as nominee for Delaware State
  Employees' Retirement Fund                        1,323,360(77)      1,323,360(77)           0                     *

George L. Newport and Lorene F. Newport                16,250(78)         16,250(78)           0                     *

Northman & Co., as nominee for the Trust for
  Defined Benefit Plans of ICI American Holdings,
  Inc.                                                364,239(79)        364,239(79)           0                     *

Brian Olson(80)                                        73,851(81)         28,073(81)        45,778                   *

Barry D. Plost(82)                                  1,844,944(83)      1,569,647(83)        275,297                 2.2%

Rena Plost(84)                                         18,750(85)         18,750(85)           0                     *

Susan Preston(86)                                      30,000(87)         30,000(87)           0                     *

Brad C. Rabe(88)                                      351,389(89)        351,389(89)           0                     *

Marvin S. Rabe(90)                                     60,000(91)         60,000(91)           0                     *

Marvin S. Rabe Trust                                   10,000(92)         10,000(92)           0                     *

                                       13

                                                   Number of Shares Maximum Number of  Number of Shares  Percentage of Outstanding
                                                     Beneficially   Shares Which May  Beneficially Owned Shares Beneficially Owned
                                                    Owned Prior to   be Sold in This    Following This   Following This Offering(2)
Selling Securityholder                                Offering(1)       Offering          Offering(2)
-------------------------------------------------  ---------------- ----------------- ------------------ --------------------------
Al Reznick                                            181,928(93)        144,224(93)        37,704                   *

Jacob Safier                                           65,000(94)         65,000(94)           0                     *

Silver State Plasma Products                          112,813(95)        112,813(95)           0                     *

Mary F. Smith                                          40,750(96)         40,750(96)           0                     *

Vickie J. Smith                                         7,500(97)          7,500(97)           0                     *

South Ferry #2 LLP                                    150,000(98)        150,000(98)           0                     *

Sovereign Partners, Ltd.                              109,966(99)        109,966(99)           0                     *

Ann Stevenson(100)                                     2,909(101)         2,909(101)           0                     *

Stranco Investments, Ltd.                            250,000(102)       150,000(102)       100,000                   *

James K. and Julie M. Strattman                       43,750(103)        43,750(103)           0                     *

Robert A. Strattman and Joan F. Strattman             37,500(104)        37,500(104)           0                     *

Stuart Sundlun                                        47,616(105)        47,616(105)           0                     *

Sutro & Co. Incorporated(106)                        131,286(107)       131,286(107)           0                     *

Dr. Nelson Teng(108)                                 380,000(109)       315,000(109)        65,000                   *

Vestcap International Management, Ltd.               200,000(110)       200,000(110)           0                     *

Vestcom, Ltd.                                         12,500(111)        12,500(111)           0                     *

Western States Group, Inc. Employees Retirement
  Trust(112)                                          65,000(113)        65,000(113)           0                     *

Darren B. Wilde and Amy C. Wilde                       7,500(114)         7,500(114)           0                     *

Mark J. Willey                                         6,250(115)         6,250(115)           0                     *

C.L. Winther(116)                                    388,267(117)       388,267(117)           0                     *

Chang Ming Teng(118)                                  25,000(119)        25,000(119)           0                     *

Nick Fortson                                           1,750(119)         1,750(119)           0                     *


--------------------

*    Less than one percent of class.

(1) Assumes exercise of all options and warrants beneficially owned by the Selling Securityholder at the exercise price and for the maximum number of shares permitted as of the date of this Prospectus.
(2) Assumes that each Selling Securityholder will sell all of the shares of Common Stock offered pursuant to this Prospectus, but not any other shares of Common Stock beneficially owned by such Securityholder.
(3) Shares were issued by the Company to 1994 Ascot Financial Ltd., a Partnership in a private placement in June 1997. The shares were issued for cash at a price of $2.00 per share. 1994 Ascot Financial, Ltd. is owned and controlled by Michael and Mary Crowley. See footnote 31.
(4) Includes 150,000 shares issued by the Company to AI International Corporate Holdings Ltd. ("AI International") in January 1998 upon conversion by AI International of a $150,000 convertible promissory note which was originally issued by the Company in September 1997. Also includes shares which are issuable upon the exercise of warrants issued in connection with the convertible promissory note as follows: (a) 126,562 shares, exercisable at a price of $2.50 per share, expiring September 15, 2000; and (b) 42,187 shares, exercisable at a price of $3.00 per share, expiring September 15, 2000. The subject warrants provide for anti-dilution adjustments upon the occurrence of certain events.
(5) Includes 25,000 shares issued in the Series A Financing and 6,250 shares received in connection with the Series A Cashless Exercise.
(6) Shares were received by Mr. Anderson in connection with the Series A Cashless Exercise.
(7) Samuel D. Anderson, a trustee and a beneficiary of the Samuel and Mary Ann Anderson Trust, is a director of the Company and has a consulting agreement with the Company.
(8) Includes 99,182 shares issued in the Series A Financing and 26,250 shares received in connection with the Series A Cashless Exercise.
(9) Samuel D. Anderson is a director of the Company and the father of Samuel D. Anderson, Jr. and Ann Stevenson (each of whom is also named as a Selling Securityholder in this Prospectus).
(10) Includes shares which are issuable upon exercise of options as follows: (a) 30,000 shares, at an exercise price of $1.50 per share, expiring April 1, 2001; (b) 20,000 shares, at an exercise price of $1.00 per share, expiring July 2, 2001; and (c) 100,000 shares, at an exercise price of $2.25 per share, expiring

         September 11, 2002. Such options were granted to Mr. Anderson for services rendered as a director of the Company.
(11) Samuel D. Anderson, Jr. is the son of Samuel D. Anderson and the brother of Ann Stevenson (each of whom is also named as a Selling Securityholder in this Prospectus).
(12) Shares were initially issued by the Company in the Series A Financing and were given to Mr. Anderson in December 1997 by the Samuel and Mary Ann Anderson Trust.
(13) Includes 10,000 shares issued in the Series A Financing and 2,500 shares received in connection with the Series A Cashless Exercise.
(14) Marshall M. Becker is the son of Stanley S. Becker (who is also named as a Selling Securityholder in this Prospectus).
(15) Includes 10,500 shares which are issuable upon exercise of Bridge Warrants issued in connection with the 1998 Bridge Financing. Such warrants are exercisable at a price of $4.00 per share and expire on January 12, 2001. Also includes 7,950 shares which were issued to Mr. Becker as a "finders fee" in connection with the 1998 Bridge Financing. The remaining 44,413 shares were issued to Mr. Becker by the Company in consideration of his services as a "finder" in connection with various private placements of securities by the Company between February 1996 and June 1997.
(16)   Includes 65,000 shares issued in the Series A Financing and
          16,250 shares received in connection with the Series A Cashless Exercise.
(17) Michael Besen is the brother of Steven Besen (who is also named as a Selling Securityholder in this Prospectus).
(18) Includes 5,000 shares issued in the Series A Financing and 1,250 shares received in connection with the Series A Cashless Exercise.
(19) Steven Besen is the brother of Michael Besen (who is also named as a Selling Securityholder in this Prospectus).
(20)   Shares were received in connection with the Series A Cashless Exercise.
(21) Includes 125,000 shares issued by the Company to Brivis Investments, Ltd. ("Brivis") in January 1998 upon conversion by Brivis of a $125,000 convertible promissory note which was originally issued by the Company in September 1997. Also includes shares which are issuable upon the exercise of warrants issued in connection with the convertible promissory note as follows: (a) 93,750 shares, exercisable at a price of $2.50 per share, expiring between September 10 and September 22, 2000; and (b) 31,250 shares, exercisable at a price of $3.00 per share, expiring between September 10 and September 22, 2000. The subject warrants provide for certain anti-dilution adjustments upon the occurrence of certain events.
(22) On April 24, 1998, the Company and its wholly owned subsidiaries entered into a Revolving Loan and Security Agreement (the
          "Revolving Loan Agreement") and certain ancillary agreements with Brown Brothers Harriman & Co., providing for a $10 million revolving line of credit to the Company.
(23) Represents shares which are issuable upon exercise of a warrant issued by the Company to Brown Brothers Harriman & Co. on April 24, 1998 in connection with the Loan and Security Agreement. The warrant is exercisable at a price of $.01 per share and expires on April 24, 2003. The warrant provides for anti-dilution adjustments upon the occurrence of certain events. The shares issuable upon exercise of the warrant are being registered pursuant to the registration rights provisions contained in the warrant. The Company has agreed to indemnify Brown Bros. Harriman & Co. for certain liabilities in connection with the sale of the shares pursuant to this Prospectus, including liabilities under the federal securities laws.
(24) BT Holdings (New York), Inc. is an affiliate of Bankers Trust. (see note 55).
(25) Represents shares issuable upon conversion of 15,000 shares of the Company's Series B Preferred Stock.
(26)   Mr. Burdick is the Executive Vice President and Chief Financial
          Officer of the Company.
(27) Includes shares which are issuable upon exercise of employee stock options as follows: (a) 42,110 shares, exercisable at a price of $1.25 per share, expiring February 6, 2001; (b) 25,000 shares, exercisable at a price of $2.00 per share, expiring May 28, 2002; and (c) 25,000 shares, exercisable at a price of $5.50 per share, expiring April 28, 2003. Also includes one share issued to Mr. Burdick in January 1997 as employee compensation.
(28)   Shares were received in connection with the Series A Cashless Exercise.
(29) Includes 5,000 shares issued in the Series A Financing and 2,500 shares issuable upon exercise of Series A Warrants held by Mr. Carrey.
(30) Represents shares received by Consolidated Technologies, Inc. ("CTI") as partial consideration for the sale of substantially all of its assets to the Company pursuant to that certain Asset Purchase Agreement dated as of February 13, 1998, by and among the Company, CTI and Conco Associates, Inc. (the "CTI Agreement"). William T. Cone, the principal shareholder of CTI, is a director of the Company and the President of SeraCare Technology, Inc. (dba Consolidated Technologies), a wholly owned subsidiary of the Company. The shares are being registered pursuant to the registration rights provisions contained in the CTI Agreement. The Company has agreed to indemnify CTI for certain liabilities in connection with the sale of the shares pursuant to this Prospectus, including liabilities under the federal securities laws.
(31) Mr. Michael F. Crowley and Ms. Mary Crowley are trustees and beneficiaries of the Crowley Charitable Remainder Unitrust. Mr. Crowley is a director of the Company and the President of The Western States Group, Inc. ("WSG"), a wholly owned subsidiary of the Company. Mrs. Crowley is an employee of WSG. Mr. and Mrs. Crowley are the parents of Michael F. Crowley, Jr. (who is also named as a Selling Securityholder in this Prospectus).
(32) Represents shares received by the Unitrust as partial consideration for the sale of WSG stock to the Company pursuant to that certain Stock Purchase Agreement dated as of February 13, 1998 (the "WSG Agreement"). The shares are being registered pursuant to the registration rights provisions contained in the WSG Agreement. The Company has agreed to indemnify the Unitrust for certain liabilities in connection with the sale of the shares pursuant to this Prospectus, including liabilities under the federal securities laws.
(33) Represents shares received as partial consideration for the sale of WSG stock to the Company pursuant to the WSG Agreement. The shares are being registered pursuant to the registration rights provisions contained in the WSG Agreement. The Company has agreed to indemnify Mr. and Mrs. Crowley for certain liabilities in connection with the sale of the shares pursuant to this Prospectus, including liabilities under the federal securities laws.
(34) Michael F. Crowley, Jr. is the son of Michael F. Crowley and Mary Crowley, and is an employee of WSG, the Company's wholly owned subsidiary.
(35) Represents shares received as partial consideration for the sale of WSG stock to the Company pursuant to the WSG Agreement. The shares are being registered pursuant to the registration rights provisions contained in the WSG Agreement. The Company has agreed to indemnify Mr. Crowley for certain liabilities in connection with the sale of the shares pursuant to this Prospectus, including liabilities under the federal securities laws.
(36) Marie Crowton is the sister of Brad Rabe and the daughter of Marvin Rabe (each of whom is also named as a Selling Securityholder in this Prospectus).
(37) Shares are issuable upon exercise of Series A Warrants held by Mr. and Mrs. Crowton.
(38) Marie Crowton is the sister of Brad Rabe and the daughter of Marvin Rabe (each of whom is also named as a Selling Securityholder in this Prospectus).
(39)   Shares are issuable upon exercise of Series A Warrants held by Ms.
          Crowton.
(40)   Ms. DeLuca was an employee of the Company until July 1997.
(41) Includes 5,000 shares issued in the Series A Financing and 1,250 shares received in connection with the Series A Cashless Exercise. Also includes one share issued to Ms. DeLuca in January 1997 as employee compensation.

(42) Stanley S. Becker is the father of Marshall M. Becker (who is also named as a Selling Securityholder in the Prospectus).
(43) Includes 30,000 shares issued in the Series A Financing and 7,500 shares received in connection with the Series A Cashless Exercise. Amounts exclude 138,244 shares held directly by Stanley S. Becker.
(44) Includes 25,000 shares issued in the Series A Financing and 6,250 shares received in connection with the Series A Cashless Exercise. Amounts exclude 194,800 shares held directly by Dr. Benjamin.
(45) Includes 30,000 shares issued in the Series A Financing and 7,500 shares received in connection with the Series A Cashless Exercise.
(46) Includes 10,000 shares issued in the Series A Financing and 2,500 shares received in connection with the Series A Cashless Exercise.
(47) Shares were issued to Dominion Fund, Ltd. in November 1997 in a private placement by the Company at a price of $4.5469 per share. The Company has the right to repurchase the shares at a price of $6.061 per share so long as they are held by Dominion Fund, Ltd.
          In addition, the investors received mandatory registration rights wherein the Company is required to have an effective registration statement covering such shares by March 20, 1998. The penalty for not having an effective registration statement is two percent of the amount invested for each 30 day period after March 20, 1998.
(48) Pecks Management Partners Ltd. ("Pecks") acts as investment advisor to the Trust for the Defined Benefit Plans of Zeneca Holdings, Inc. Robert J. Cresci, a director of the Company, is a Managing Director of Pecks.
(49) Represents shares issuable upon exercise of Investor Warrants issued in connection with the Company's 1998 Senior Subordinated Debentures.
(50) Includes 400,000 shares issued in the Series A Financing and 200,000 issuable upon exercise of Series A Warrants held by Mr. Gaspard.

(51)   Includes 10,000 shares issued in the Series A Financing and 2,500 shares received in connection with the Series A Cashless Exercise. 6,250 of such shares are held by Delaware Charter Guaranty and
          Trust Company for the benefit of Dr. Glassman's individual retirement account.
(52)   Shares were received in connection with the Series A Cashless Exercise.
(53)   Includes 40,000 shares issued in the October 1997 Private Placement and 15,000 shares issued in the December 1997 Private Placement.
(54)   Includes 15,000 shares issued in the Series A Financing and 3,750 shares received in connection with the Series A Cashless Exercise.
(55)   Includes (a) 230,000 shares held as nominee for Bankers Trust and issued in a private placement in October 1997 at a price of $3.125 per share. Investors received piggy-back registration rights and are subject to certain restrictions on transfer including a lock-up provision for 14 days preceding and 180 days after the effective date of a registration statement covering any underwritten public offering of the Company's securities; and (b) 168,046 shares issuable upon the exercise of Investor Warrants issued in connection with the 1998 Senior Subordinated Debentures. Hare & Co. holds the Investor Warrants as nominee for the J.W. McConnell Family Foundation. Pecks acts as investment advisor to the J.W. McConnell Family Foundation. Robert J. Cresci, a director of the Company, is a Managing Director of Pecks.
(56)   Shares were received in connection with the Series A Cashless Exercise.
(57)   Includes 35,000 shares issued in the Series A Financing and 8,750 shares received in connection with the Series A Cashless Exercise.
(58)   Includes 35,000 shares issued in the Series A Financing and 8,750 shares received in connection with the Series A Cashless Exercise.
(59)   Includes 20,000 shares issued in the Series A Financing and 5,000 shares received in connection with the Series A Cashless Exercise.
(60) James A. Holland is the spouse of Sue Ann B. Holland and the brother-in-law of Samuel D. Anderson (each of whom is also named as a Selling Securityholder in this Prospectus).
(61)   Includes 5,000 shares issued in the Series A Financing and 1,250 shares received in connection with the Series A Cashless Exercise. Also includes 25,000 shares which are subject to warrants, exercisable at a price of $2.00 per share, and expiring on May 20, 2000. Such warrants were issued by the Company in connection with a loan made by Mr. Holland to the Company on May 20, 1997. The warrants provide for anti-dilution adjustments upon the occurrence of certain events.
(62)   Ms. Holland is the spouse of Mr. James A. Holland and the sister of
          Mr. Samuel D. Anderson (each of whom is also named as a Selling Securityholder in this Prospectus).
(63)   Includes 25,000 shares which are issuable upon the exercise of warrants issued by the Company in connection with a loan made by
          Ms. Holland to the Company on October 20, 1997. The warrants are exercisable at a price of $2.00 per share and expire on October 20, 2000. The warrants provide for anti-dilution adjustments upon the occurrence of certain events.
(64) Shares are issuable upon exercise of Series A Warrants held by Mr. and Mrs. Hoxer.
(65)   Mr. Jallad is a director of the Company.
(66) Includes 15,000 shares which are issuable upon the exercise of options granted by the Company to Mr. Jallad, exercisable at $2.25 per share and expiring on September 11, 2002. The options were granted by the Company to Mr. Jallad as compensation for his services as a director of the Company.
(67) Includes 30,000 shares issued in the Series A Financing and 15,000 shares issuable upon exercise of Series A Warrants held by Mr.
          Levin.
(68) Includes 15,750 shares which are issuable upon exercise of Bridge Warrants issued in connection with the 1998 Bridge Financing. Such warrants are exercisable at a price of $4.00 per share and expire on January 12, 2001. Also includes 11,925 shares which were issued to Mr.Levine as a "finders fee" in connection with the 1998 Bridge
          Financing.    The remaining 44,413 shares were issued to Mr. Levine
          by the Company in consideration of his services as a "finder" in connection with various private placements of securities by the Company between February 1996 and June 1997.
(69) Represents shares issuable upon exercise of Bridge Warrants granted to Mr. Levitin in connection with the 1998 Bridge Financing. Such warrants are exercisable at a price of $4.00 per share and expire on January 12, 2001.
(70)   Includes 240,000 shares issued in the October 1997 Private Placement and 100,000 shares issued in the December 1997 Private Placement.
(71)   Represents 40,000 shares issued in the October 1997 Private Placement.
(72)   Includes 15,000 shares issued in the Series A Financing and 3,750 shares received in connection with the Series A Cashless Exercise.
(73)   Includes 15,000 shares issued in the Series A Financing and 3,750 shares received in connection with the Series A Cashless Exercise.
(74)   Includes 15,000 shares issued in the Series A Financing and 3,750 shares received in connection with the Series A Cashless Exercise.
(75)   Represents 25,000 shares issued in the December 1997 Private Placement.
(76)   Represents 10,000 shares issued in the December 1997 Private Placement.
(77)   Represents shares issuable upon exercise of Investor Warrants issued in connection with the Company's 1998 Senior Subordinated
          Debentures.   Pecks acts as investment advisor to the Delaware
          State Employee's Retirement Fund. Robert J. Cresci, a director of the Company, is a Managing Director of Pecks.
(78)   Includes 5,000 shares issued in the Series A Financing and 1,250 shares received in connection with the Series A Cashless Exercise. Also includes 10,000 shares issued pursuant to the cashless exercise of Bridge Warrants.
(79)   Represents shares issuable upon exercise of Investor Warrants issued in connection with the Company's 1998 Senior Subordinated
          Debentures.   Pecks acts as investment advisor to the trust for
          Defined Benefits Plans of ICI American Holdings, Inc. Robert J. Cresci, a director of the Company, is a Managing Director of Pecks.
(80)   Mr. Olson served as an executive officer of the Company until April
          1998.
(81) Includes 28,073 shares which are issuable upon the exercise of options granted to Mr. Olson by the Company. Such options are exercisable at a price of $1.70 per share and expire on February 6, 1999.

(82) Mr. Plost is the Chairman of the Board and Chief Executive Officer of the Company, and is the spouse of Rena Plost (who is also named as a Selling Securityholder in this Prospectus).
(83) Includes 140,000 shares issued in the Series A Financing and 35,000 shares received in connection with the Series A Cashless Exercise.
           Also includes shares which are issuable upon exercise of employee stock options as follows: (a) 150,000 shares, exercisable at a price of $1.00 per share expiring on February 6, 2001; (b) 56,147 shares, exercisable at a price of $1.25 per share, expiring on February 6, 2001; (c) 50,000 shares, exercisable at a price of
          $2.00 per share, expiring on February 6, 2001; (d) 50,000 shares, exercisable at a price of $3.00 per share, expiring on February 6, 2001; and (e) 100,000 shares, exercisable at a price of $3.00 per share, expiring on September 11, 2002. Also includes 988,500 shares (subject to certain anti-dilution adjustments) which are issuable upon exercise of various warrants granted by the Company to Mr. Plost in connection with various loans made by Mr. Plost to the Company between July 2, 1996 and October 15, 1997. Such warrants are exercisable at prices ranging from $1.00 to $3.00 per share, and expire on various dates between July 2, 2001 and October 15, 2002. Under the terms of a Securityholders Agreement among Mr. Plost and the Investors who purchased the 1998 Senior Subordinated Debentures and the Investor Warrants, Mr. Plost has agreed, subject to certain exceptions, not to sell, pledge or otherwise transfer any shares of Common Stock owned by him for so long as the 1998 Senior Subordinated Debentures are outstanding.
(84) Ms. Plost is the spouse of Barry D. Plost (who is also named as a Selling Security holder in this Prospectus).
(85) Includes 15,000 shares issued in the Series A Financing and 3,750 sharesreceived in connection with the Series A Cashless Exercise.
(86)   Ms. Preston served as a director of the Company until April 1998.
(87) Includes shares which are subject to options as follows: (a) 15,000 shares, exercisable at a price of $1.50 per share, expiring April 16, 2001; and (b) 15,000 shares, exercisable at a price of $2.25 per share, expiring on September 11, 2002.  The options were granted by the Company to Ms. Preston as compensation for her services as a director.
(88) Brad C. Rabe is the son of Marvin S. Rabe and the brother of Marie Crowton (each of whom is also named as a Selling Securityholder in this Prospectus). Brad C. Rabe also served as an executive officer of the Company until March, 1998.
(89) Includes 125,000 shares issued in the Series A Financing and 62,500 shares issuable upon exercise of Series A Warrants held by Mr.
          Rabe.   Also includes 38,889 shares issued to Mr. Rabe in December,
          1996 as employee compensation and 125,000 shares issued to Mr. Rabe in March, 1998 in final payment of base consideration due under that certain Asset Purchase Agreement dated as of September 3, 1996.
(90)   Marvin S. Rabe is the father of Brad C. Rabe and Marie Crowton (each of whom is also named as a Selling Securityholder in this
          Prospectus).
(91) Includes 40,000 shares issued in the Series A Financing and 20,000 shares issuable upon exercise of Series A Warrants held by Marvin Rabe.
(92)   Includes 10,000 shares issuable upon exercise of Series A Warrants held by the Marvin S. Rabe Trust.
(93) Includes 144,224 shares (subject to certain anti-dilution adjustments) which are issuable upon exercise of warrants granted to Mr. Resnick in connection with various loans made by Mr. Resnick to the Company during July and August of 1997. Such warrants are exercisable at $2.00 per share and expire on dates between July 18 and August 5, 2000.
(94) Represents shares which are issuable upon exercise of Bridge Warrants granted to Mr. Safier in connection with the 1998 Bridge Financing. Such warrants are exercisable at a price of $4.00 per share and expire on January 12, 2001.
(95)   Represents shares issued by the Company to Silver State Plasma
          Products ("Silver State") in October 1997 upon conversion by Silver State of the remaining principal balance of a convertible promissory note. The convertible promissory note, which was originally issued by the Company in July, 1996 in connection with the acquisition of the assets of Silver State, was converted by Silver State at the rate of $2.00 of outstanding principal for every share of Common Stock.
(96) Includes 32,000 shares issued in the Series A Financing and 8,750 shares which were received in connection with the Series A Cashless Exercise.
(97)   Includes 5,000 shares issued in the Series A Financing and 2,500 shares issuable upon exercise of Series A Warrants held by Ms. Vickie Smith.
(98) Represents shares which are issuable upon exercise of Bridge Warrants granted to South Ferry #2 LLP in connection with the 1998 Bridge Financing. Such warrants are exercisable at a price of $4.00 per share and expire on January 12, 2001.
(99) Shares were issued to Sovereign Partners, Ltd. in November 1997 in a private placement by the Company at a price of $4.5469 per share. The Company has the right to repurchase the shares at a price of $6.061 per share so long as they are held by Sovereign Partners, Ltd. In addition, the investors received mandatory registration rights wherein the Company is required to have an effective registration statement covering such shares by March 20, 1998. The penalty for not having an effective registration statement is two percent of the amount invested for each 30 day period after March 20, 1998.
(100) Ms. Stevenson is the daughter of Samuel D. Anderson and the sister of Samuel D. Anderson, Jr. (each of whom is also named as a Selling Securityholder in this Prospectus).
(101) Shares were initially issued by the Company in the Series A Financing and were given to Ms. Stevenson in December 1997 by the Samuel and Mary Ann Anderson Trust.
(102) Includes 120,000 shares issued in the Series A Financing and 30,000 shares received in connection with the Series A Cashless Exercise.
(103) Includes 35,000 shares issued in the Series A Financing and 8,750 shares received in connection with the Series A Cashless Exercise.
(104) Includes 30,000 shares issued in the Series A Financing and 7,500 shares received in connection with the Series A Cashless Exercise.
(105) Includes 8,750 shares which are issuable upon exercise of Bridge Warrants issued in connection with the 1998 Bridge Financing. Such warrants are exercisable at a price of $4.00 per share and expire on January 12, 2001. Also includes 6,625 shares which were issued to Mr. Sundlun as a "finders fee" in connection with the 1998
          Bridge Financing.    The remaining 32,241 shares were issued to Mr.
          Sundlun by the Company in consideration for his services as a "finder" in connection with various private placements of securities by the Company between February 1996 and June 1997.
(106) Sutro & Co., Inc. ("Sutro") from time to time provides financial advisory services to the Company and may make a market in the Company's Common Stock. Sutro acted as financial advisor to the Company in connection with the issuance of the 1998 Senior Subordinated Debentures and the revolving line of credit provided by Brown Brothers Harriman & Co., for which it received a cash payment of $640,000.
(107) Represents shares issuable upon the exercise of warrants granted to Sutro as additional compensation for financial advisory services rendered in connection with the Company's issuance of its 1998
          Senior Subordinated Debentures.    Such warrant is exercisable at a
          price of $3.00 per share and may be exercised at any time after February 13, 1999 and before February 13, 2003. The warrant provides for anti-dilution adjustments upon the occurrence of certain events. The shares issuable upon exercise of the warrant are being registered pursuant to the registration rights provisions contained in the warrant. The Company has agreed to indemnify
          Sutro for certain liabilities in connection with the sale of the shares pursuant to this Prospectus, including liabilities under the federal securities laws.
(108)  Dr. Teng is a director of the Company.
(109) Includes 200,000 shares issued in the Series A Financing and 50,000 shares issued in connection with the Series A Cashless Exercise. Also includes shares which are subject to options as follows: (y) 50,000 shares, exercisable at a price of $1.50 per share, expiring January 29, 2002; and (z) 15,000 shares, exercisable at a price of $2.25 per share, expiring September 11, 2002. Such options were granted to Dr. Teng for services rendered as a director of the Company.
(110) Includes 100,000 shares issued by the Company to Vestcap International Management, Ltd. ("Vestcap") in January 1998 upon conversion by Vestcap of a $100,000 convertible promissory note which was originally issued by the Company in September 1997. Also includes shares which are subject to warrants issued in connection with the convertible promissory note as follows: (a) 75,000 shares, exercisable at a price of $2.50 per share, expiring September 15, 2000; and (b) 25,000 shares, exercisable at a price of $3.00 per share, expiring September 15, 2000. The warrants provide for anti-dilution adjustments upon the occurrence of certain events.
(111) Includes 12,500 shares received in connection with the Series A Cashless Exercise.
(112) The Western States Group, Inc. is a wholly-owned subsidiary of the Company.
(113) Represents shares issued to the Western States Group, Inc. Employees' Retirement Trust in a private placement in July 1997, at a price of $2.25 per share. The outstanding stock of the Western States
          Group, Inc. was acquired by the Company in February 1998.
(114) Includes 5,000 shares issued in the Series A Financing and 2,500 shares issuable upon exercise of Series A Warrants held by Mr. and Mrs. Wilde.
(115) Includes 5,000 shares issued in the Series A Financing and 1,250 shares received in connection with the Series A Cashless Exercise.
(116)  Mr. Winther is an employee of the Company.
(117) Represents shares which are subject to employee stock options exercisable at a price of $6.3125 per share, granted on March 16, 1998 and expiring on March 16, 2003. Such options are fully vested.
(118) Mr. Teng is the father of Dr. Nelson Teng, who is a director of the Company and a selling securityholder named in this Prospectus.
(119) Shares were received in connection with the cashless exercise of Bridge Warrants.

                                 PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby may be sold from time to time by the Selling Stockholders. The Shares sold under this Prospectus may be sold on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices by one or more of the following methods: (a) through ordinary brokerage transactions in which the broker solicits purchases, (b) sales to one or more brokers or dealers as principal, and the resale by such brokers or dealers for their account pursuant to this Prospectus, including resales to other brokers and dealers, (c) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction or (d) negotiated transactions with purchasers with or without a broker or dealer. In connection with any sales, and any broker or dealer participating in such sales may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended, and any commissions, discounts or concessions received by a broker or dealer (which may be in excess of customary commissions) and any gain realized by such broker or dealer on the sale of shares may be deemed "underwriting compensation." Any such commissions, discounts or concessions will be paid or borne by the Selling Stockholder and not the Company. Except for customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a Prospectus Supplement.

     Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

                                    LEGAL MATTERS

     The validity of the shares of Common Stock intended to be sold pursuant to this Prospectus will be passed upon for the Company by O'Melveny & Myers LLP.

                                       EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended February 28, 1998 have been included in reliance on the report dated May 15, 1998 of BDO Seidman, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SUCH SHARES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                          ---------------------------------


                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE  . . . . . . . . . . . . . . . . . . . . . . . . . .   2

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SELLING SECURITYHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . .   9

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19



                                    SERACARE, INC.





                                 10,383,502 SHARES OF
                                     COMMON STOCK









                                 -------------------

                                      PROSPECTUS

                                 -------------------

















                                    June __, 1998

                                       PART II
                     INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the actual and estimated expenses incurred in connection with the registration and sale of the shares of Common Stock covered by this Registration Statement:

SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . .  $20,867.59
Printing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15,000.00
Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . .    5,000.00
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . .   50,000.00
Blue sky fees and expenses  . . . . . . . . . . . . . . . . . . . . .   10,000.00
Miscellaneous expenses  . . . . . . . . . . . . . . . . . . . . . . .    5,000.00
                                                                     ------------
TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $105,867.59
                                                                     ------------
                                                                     ------------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation and Bylaws of the Company, each as amended to date, require the Company to indemnify its officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and applicable law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS

EXHIBIT NO.  DESCRIPTION
-----------  -----------

     3.1     Restated Articles of Incorporation*
     3.2     Certificate of Designation of Series B Convertible Preferred Stock
     3.3     Bylaws*
     4.1     Form of Specimen Certificate of Common Stock
     4.2     Form of Series A Financing Subscription Agreement*
     4.3     Form of Series A Warrant Agreement*
     4.4     Form of Series A Dealer Warrant Agreement*
     4.5     Form of Series A Registration Rights Agreement*
     4.6     Form of Series A Dealer Registration Rights Agreement*
     4.7 Securities Purchase Agreement for 1998 Senior Subordinated Debentures and Investor Warrants**
     4.8     Form of Investor Warrant**
     4.9     Registration Rights Agreement for Investor Warrant Holders**

     4.10    Securityholder Agreement**
     4.11    Form of Sutro Warrant**
     4.12    Form of Sutro Registration Rights Agreement**
     4.13    Form of Brown Bros. Harriman & Co. Warrant***
     4.14    CTI Agreement**
     4.15    WSG Agreement**
     5.1     Opinion of O'Melveny & Myers LLP
    23.1     Consent of BDO Seidman, LLP
    23.2     Consent of O'Melveny & Myers LLP (contained in Exhibit 5.1)
    24.1     Power of Attorney (contained on signature page hereof)

* Previously filed as an exhibit to the Company's Registration Statement on Form 10SB filed with the Commission on November 21, 1996, and incorporated by reference.

** Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on February 27, 1998, and incorporated by reference.

*** Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998, and incorporated by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (3) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June ___, 1998.


                              SERACARE, INC.


                              By:  /s/ BARRY D. PLOST
                                  --------------------------------------------
                                   Barry D. Plost
                                   President and Chief Executive Officer

                              By:  /s/ JERRY L. BURDICK
                                  --------------------------------------------
                                   Jerry L. Burdick
                                   Principal Accounting and Financial Officer

                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry Plost and Jerry Burdick, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


 Signature                 Title                               Date
 ---------                 -----                               ----

 /s/ BARRY D. PLOST        Chairman of the Board, Chief        June 25, 1998
 ----------------------    Executive Officer (Principal
 Barry D. Plost            Executive Officer) and Director

 /s/ JERRY L. BURDICK      Executive Vice President, Chief     June 25, 1998
 ----------------------    Financial Officer and Director
 Jerry L. Burdick

 /s/ SAMUEL D. ANDERSON       Director                         June 25, 1998
 ----------------------
 Samuel D. Anderson

 /s/ WILLIAM T. CONE          Director                         June 25, 1998
 ----------------------
 William T. Cone

 /s/ ROBERT J. CRESCI         Director                         June 25, 1998
 ----------------------
 Robert J. Cresci

 /s/ MICHAEL F. CROWLEY       Director                         June 25, 1998
 ----------------------
 Michael F. Crowley

 /s/ EZZAT JALLAD             Director                         June 25, 1998
 ----------------------
 Ezzat Jallad

 /s/ DR. NELSON TENG           Director                         June 25, 1998
 ----------------------
 Dr. Nelson Teng

                                         S-2